UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): May 2, 2016

ENDURANCE EXPLORATION GROUP, INC.

(Exact name of registrant as specified in charter)

Nevada

(State or other jurisdiction of incorporation)

333-141817	03-0611187
(Commission File Number)	(IRS Employer Identification No.)

15500 Roosevelt Blvd, Suite 301

Clearwater, FL, 33760

(Address of principal executive offices and zip code)

(727) 289-0010

 (Registrant’s telephone number including area code)

Althardstrasse 10
CH-8105 Regensdorf, Switzerland

(Former Address)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

 [ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

 [ ] Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

 [ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure

Endurance Exploration Group evaluates proposal from UK based Atlantic Marine & Aviation.

May 2, 2016. Clearwater, FL- Endurance Exploration Group (OTCQB:EXPL) is pleased to announce that it has received a proposal for the charter of the vessel Atlantic Explorer from Atlantic Marine & Aviation.  The Atlantic Explorer is a 230 ft, DP-1 equipped vessel designed specifically for subsea salvage and construction work.  The vessel is further equipped with a specialized, integrated load bearing ROV system capable of lifting 20 tons of material using her multi-tool “ROGE” system deployed from the vessel’s moon pool.  The ROGE system is a multi-tool system that is capable of moving heavy and large quantities of subsea material using its various grabs, cutting tools, and sediment excavation tooling.   The proposal from Atlantic Marine provides Endurance with the option of chartering either the vessel with the integrated ROGE system onboard, or chartering a secondary, mobile ROGE system for placement on a vessel of opportunity in the USA.  The proposal includes a significant discount to the vessel and systems standard charter rate in exchange for a modest participation in the economic returns of various salvage projects undertaken by Endurance.  The Endurance Board of Directors is evaluating the proposal, the equipment’s technical capabilities, the equipment’s availability and expected salvage weather windows, Endurance’s 2016 salvage budget and finances, and the overall economics of the proposal with an eye towards moving to a full charter contract.

Endurance CEO, Micah Eldred, commented, “We’re pleased to receive this proposal from Atlantic Marine & Aviation. LLP as well as the support of the Atlantic Marine team in our salvage projects.   This is a highly specialized salvage system that, coupled with our current equipment, and subject to further due diligence by our Board of Directors and technical advisors on the system’s technical capabilities and subject to our own finances, may prove to be the right solution for the salvage of our first shipwreck project, the paddle ship, CONNAUGHT.”

More information on the equipment’s specifications can be found at Atlantic Marines website:

http://www.atlantic-marine.co.uk/atlantic_Explorer.htm

Endurance Exploration Group LLC was formed in 2009 to explore, from an operational and financial perspective, the feasibility and potential economic return of recovering historic and modern day shipwreck cargos. We began by developing a research methodology with three goals. The first goal was to establish a comprehensive understanding of the larger economic, technological and social trends that lead to the transport of physical wealth across oceans during different historical periods, along with creating a "High Interest" list of shipwrecks and their cargos lost across various historical periods. Conflict, accidents and acts of nature claimed a percentage of all voyages, and many of the shipwrecked vessels are believed to have carried a valuable cargo. Our second objective was to identify, from this prior population of potential shipwreck losses, those shipwrecks that could be legally salvaged and recovered, and the cargos sold, with a positive return on the capital investment required for their location and recovery. Our third goal was to move those projects which had the potential to generate positive investment returns into an operational phase with a high, risk-adjusted, chance of success; and, to develop a portfolio of projects in various stages of research, search, survey and recovery.

From these databases and other searches, we have developed an initial "High Interest" list of approximately 400 shipwrecks. In 2011, we began purchasing key equipment for operations. Our equipment purchases have included a 100-foot survey vessel, tethered side-scan sonar units, and light work-class and inspection Remotely Operated Vehicles (ROV), "Shackleton 1" and "Squirt". Projects code-named "Sailfish" and "Black Marlin" have now reached operational or pre-operational status. For project "Sailfish" we have now surveyed over 700 square miles in the Western Atlantic Ocean in search of a sunken passenger liner carrying a substantial cargo of gold coinage. In addition to this manifest cargo, we also expect to find additional valuables among the personal stores of the ship's passengers. For project "Black Marlin" we have secured a three-year contract with a sovereign island nation in the Indian Ocean for the survey and recovery of a Colonial-era merchant vessel carrying silver. This contract also allows for other potentially valuable "targets of opportunity" within the territorial waters of this nation.

We believe this survey and recovery capability combined with our proprietary research will allow us to conduct approximately two deep-water surveys per yearly weather window, should we have sufficient capital to undertake such operational surveys.

More information about Endurance is available at the follow sites:

http://www.eexpl.com/

www.facebook.com/EnduranceExplorationGroup

Cautionary Information Regarding Forward-Looking Statements.

This Form 8-K and the attached press release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In addition to statements which explicitly describe such risks and uncertainties, readers are urged to consider statements labeled with the terms "believes," "belief," "expects," "intends," "anticipates," "will," or "plans" to be uncertain and forward looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties including but not limited to legal and operational risks of offshore, historic shipwreck recovery.

Forward-looking statements contained in this Form 8-K and in the attached press release are made under the Safe Harbor Provision of the Private Securities Litigation Reform Act of 1995. Any such statements are subject to risks and uncertainties that could cause actual results to differ materially from the anticipated. The information contained in this release is as of May 2, 2016. Endurance Exploration Group, Inc. assumes no obligation to update forward-looking statements contained in this Form 8-K and attached press release as the result of new information or future events or developments.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Endurance Exploration Group, Inc.
Dated: May 2, 2016	By:	/s/ MICAH ELDRED
Name: Micah Eldred Title: President and Chief Executive Officer

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